UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 7, 2013

STAG INDUSTRIAL, INC.

(Exact name of registrant specified in its charter)

Maryland	1-34907	27-3099608
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

99 High Street, 28th Floor

Boston, Massachusetts  02110

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (617) 574-4777

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On October 7, 2013, STAG Industrial, Inc., a Maryland corporation (the “Company”), through STAG Industrial Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), entered into a second amendment (the “Amendment”) to its credit agreement with Bank of America, N.A., and certain other lenders (the “Credit Agreement”). The Credit Agreement provides for a senior unsecured revolving credit facility of up to $200 million scheduled to mature on September 10, 2016, subject to a one-year extension option pursuant to certain terms and conditions (the “Credit Facility”).  The Credit Agreement also provides for a $150 million, five-year unsecured term loan with a maturity date of September 10, 2017 (the “Term Loan”).

Barclays Bank PLC replaced UBS Loan Finance LLC as a lender in the amended Credit Agreement and assumed UBS Loan Finance LLC’s $10 million aggregate lending commitment. Other lenders include Bank of America, N.A., Royal Bank of Canada, Wells Fargo Bank, N.A., PNC Bank, National Association, Capital One, National Association, Raymond James Bank, N.A., TD Bank, N.A., and Regions Bank.

Amounts outstanding under the Credit Facility and the Term Loan bear interest at a floating rate equal to, at the Borrower’s election, the Eurodollar Rate or the Base Rate (each as defined in the Credit Agreement) plus a spread that depends upon the Borrower’s leverage ratio. As a result of the Amendment, for borrowings under the Credit Facility, the spread ranges from 1.45% to 2.05% for Eurodollar Rate based borrowings and from 0.45% to 1.05% for Base Rate based borrowings. In addition, as a result of the Amendment, for borrowings under the Term Loan, the spread ranges from 1.40% to 2.00% for Eurodollar Rate based borrowings and from 0.40% to 1.00% for Base Rate based borrowings.

In the event that the Borrower’s senior unsecured long-term debt receives a Debt Rating (as defined in the Credit Agreement), the Credit Facility and the Term Loan will bear interest at a floating rate equal to, at the Borrower’s election, the Eurodollar Rate or the Base Rate plus a spread that depends upon the Borrower’s Debt Rating. As a result of the Amendment, for borrowings under the Credit Facility, the spread ranges from 0.925% to 1.70% for Eurodollar Rate based borrowings and from 0.00% to 0.70% for Base Rate based borrowings, and for borrowings under the Term Loan, the spread ranges from 1.05% to 2.05% for Eurodollar Rate based borrowings and from 0.05% to 1.05% for Base Rate based borrowings.

In addition, the fee for unused borrowings under the Credit Facility, which varies according to the percentage of borrowings outstanding, was reduced to an amended rate of 0.20% to 0.25%, and the Facility Fee (as defined in the Credit Agreement) was reduced to an amended rate of 0.125% to 0.35%.

As of October 10, 2013, approximately $28.0 million was outstanding under the Credit Facility and approximately $150 million was outstanding under the Term Loan. At October 10, 2013, the spread on the Credit Facility was 1.45% and the spread on the Term Loan was 1.40%.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which has been filed as Exhibit 10.1 to this report and incorporated in this Item 1.01 by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1

Second Amendment to Credit Agreement, dated as of October 7, 2013, by and among STAG Industrial Operating Partnership, LP, STAG Industrial, Inc., Bank of America, N.A. and the other lenders party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STAG INDUSTRIAL, INC.

	By:	/s/ Kathryn Arnone
Kathryn Arnone
Executive Vice President, General Counsel and Secretary

Dated: October 10, 2013

EXHIBIT INDEX

Exhibit Number	Description

10.1

Second Amendment to Credit Agreement, dated as of October 7, 2013, by and among STAG Industrial Operating Partnership, LP, STAG Industrial, Inc., Bank of America, N.A. and the other lenders party thereto